Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of the Registrant:

Name	State of Incorporation
PBNY Holdings, Inc.	New York
High Barney Road, LLC	New York
LandSave Development, LLC	Delaware
Provest Services Corp.	New York (inactive)
Provest Services Corp. I	New York
Provest Services Corp. II	New York
Provident REIT, Inc.	New York
Warsave Development, Inc.	New York
WSB Funding Corp.	Delaware
Provident Risk Management, Inc.	Vermont
HudSave Development, Inc.	New York
AllSave Development, LLC	New York
ProSave Development, Inc.	New York
Godfrey Road, LLC	New York
Sterling National Bank	U.S.A.
Sterling Factors Corporation	New York
Sterling National Mortgage Company, Inc.	New York
Sterling Real Estate Holding Company, Inc.	New York
500 Commercial Holding Corp.